UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                           (Amendment No. [_______])*

                              Proginet Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 par share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  83169 M-20-3
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  June 15, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[x]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which could alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                    13G
--------------------------------          -------------------------------------
CUSIP No.
83169 M-20-3                                                 Page 2 of 11 Pages

-------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Vertical Ventures, LLC
--------------------------------------------------------------------------------

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |X|
                                                                        (b)  [ ]
--------------------------------------------------------------------------------

    3     SEC USE ONLY
--------------------------------------------------------------------------------

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware
--------------------------------------------------------------------------------

            NUMBER OF                5    SOLE VOTING POWER
              SHARES                               0
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
              PERSON
               WITH
--------------------------------------------------------------------------------

                                     6    SHARED VOTING POWER

                                                661,500 shares of Common Stock


--------------------------------------------------------------------------------

                                          SOLE DISPOSITIVE POWER
                                     7
                                                   0
--------------------------------------------------------------------------------

                                          SHARED DISPOSITIVE POWER
                                     8
                                                   See Row 6 above
--------------------------------------------------------------------------------

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

          See Row 6 above
--------------------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------

          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   11 Approximately 5.03% as of the date of this Statement (based on 13,148,054 shares of Common Stock issued and outstanding as of February 17, 2004).
--------------------------------------------------------------------------------

          TYPE OF REPORTING PERSON*
   12
          OO -Limited Liability Company
--------------------------------------------------------------------------------

                                     13G
--------------------------------           -------------------------------------
CUSIP No.                                                     Page 3 of 11 Pages
 83169 M-20-3
--------------------------------           -------------------------------------

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Scot Cohen
--------------------------------------------------------------------------------

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |X|
                                                                        (b)  [ ]
--------------------------------------------------------------------------------

    3     SEC USE ONLY
--------------------------------------------------------------------------------

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------

            NUMBER OF                5    SOLE VOTING POWER
              SHARES                               0
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
              PERSON
               WITH
--------------------------------------------------------------------------------

                                     6    SHARED VOTING POWER

                                                 661,500 shares of Common Stock
--------------------------------------------------------------------------------

                                          SOLE DISPOSITIVE POWER
                                     7
                                                   0
--------------------------------------------------------------------------------

                                          SHARED DISPOSITIVE POWER
                                     8
                                                   See Row 6 above
--------------------------------------------------------------------------------

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

          See Row 6 above
--------------------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------

          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   11 Approximately 5.03% as of the date of this Statement (based on 13,148,054 shares of Common Stock issued and outstanding as of February 17, 2004).
--------------------------------------------------------------------------------

          TYPE OF REPORTING PERSON*
   12
          IN
--------------------------------------------------------------------------------

                                     13G
--------------------------------           -------------------------------------
CUSIP No.                                                     Page 4 of 11 Pages
83169 M-20-3
--------------------------------           -------------------------------------

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Richard K. Abbe
--------------------------------------------------------------------------------

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |X|
                                                                        (b)  [ ]
--------------------------------------------------------------------------------

    3     SEC USE ONLY
--------------------------------------------------------------------------------

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
            NUMBER OF                5    SOLE VOTING POWER
              SHARES                               0
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
              PERSON
               WITH
--------------------------------------------------------------------------------

                                     6    SHARED VOTING POWER

                                                  661,500 shares of Common Stock
--------------------------------------------------------------------------------

                                          SOLE DISPOSITIVE POWER
                                     7
                                                   0
--------------------------------------------------------------------------------

                                          SHARED DISPOSITIVE POWER
                                     8
                                                   See Row 6 above
--------------------------------------------------------------------------------

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

          See Row 6 above
--------------------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------

          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   11 Approximately 5.03% as of the date of this Statement (based on 13,148,054 shares of Common Stock issued and outstanding as of February 17, 2004).
--------------------------------------------------------------------------------

          TYPE OF REPORTING PERSON*
   12
          IN
--------------------------------------------------------------------------------

                                    13G
--------------------------------           -------------------------------------
CUSIP No.                                                     Page 5 of 11 Pages
  83169 M-20-3
--------------------------------           -------------------------------------

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Iroquois Capital LP
--------------------------------------------------------------------------------

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |X|
                                                                        (b)  [ ]
--------------------------------------------------------------------------------

    3     SEC USE ONLY
--------------------------------------------------------------------------------

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware
--------------------------------------------------------------------------------

            NUMBER OF                5    SOLE VOTING POWER

              SHARES                               0
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
              PERSON
               WITH
--------------------------------------------------------------------------------

                                     6    SHARED VOTING POWER

                                                 661,500 shares of Common Stock
--------------------------------------------------------------------------------

                                          SOLE DISPOSITIVE POWER
                                     7
                                                   0
--------------------------------------------------------------------------------

                                          SHARED DISPOSITIVE POWER
                                     8
                                                   See Row 6 above
--------------------------------------------------------------------------------

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

          See Row 6 above
--------------------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------

          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   11 Approximately 5.03% as of the date of this Statement (based on 13,148,054 shares of Common Stock issued and outstanding as of February 17, 2004).
--------------------------------------------------------------------------------

          TYPE OF REPORTING PERSON*
   12
          OO - Limited Partnership
--------------------------------------------------------------------------------

Item 1.

         (a)      Name of Issuer

                  Proginet Corporation

         (b)      Address of Issuer's Principal Executive Offices:

                           200 Garden City Plaza
                           Garden City, New York  11530

Item 2.

         (a)      Name of Persons Filing:

         (b)      Address of Principal Business Office:

         (c)      Citizenship:

                  Vertical Ventures LLC
                  641 Lexington Ave, 26th Floor
                  New York, NY  10022
                  Citizenship: Delaware

                  Scot Cohen
                  20 East 20th Street, Apt. 6W
                  New York, NY   10003
                  Citizenship: United States

                  Richard K. Abbe
                  14 Horseguard Lane
                  Scarsdale, NY  10583
                  Citizenship: United States


                  Iroquois Capital LP
                  641 Lexington Ave, 26th Floor
                  New York, NY  10022
                  Citizenship: Delaware


         (d)       Title of Class of Securities:

                  Common Stock, par value $0.001 per share

         (e)      CUSIP Number:
                  83169 M-20-3

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

         (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

         (e) [ ] An investment adviser in accordance with Sec. 240.13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with Sec. 240.13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with Sec. 240.13d-1(b)(1)(ii)(G);

         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j) [ ] Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c),
         check this box                                                     |X|



Item 4.  Ownership

         (a)      Amount Beneficially Owned

                  661,500 shares of Common Stock

         (b)      Percent of Class

                  Approximately 5.03% as of the date of this Statement (based on 13,148,054 shares of Common Stock issued and outstanding as of February 17, 2004).

         (c)      Number of shares as to which the person has:

                  (i)     Sole power to vote or direct the vote:

                  (ii)    Shared power to vote or direct the vote:

                          See Item 4(a) above.

                  (iii)   Sole power to dispose or to direct the disposition of:

                          0

                  (iv) Shared power to dispose or to direct the disposition of:

                          See Item 4(a) above.


Item 5.  Ownership of Five Percent or Less of a Class


                  Inapplicable


Item 6.  Ownership of More than Five Percent on Behalf of Another Person


                  Inapplicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company


                  Inapplicable


Item 8.  Identification and Classification of Members of the Group


                  See Joint Filing Agreement Attached hereto as an Exhibit


Item 9.  Notice of Dissolution of the Group


                  Inapplicable

Item 10. Certification


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated this 15th day of June, 2004


VERTICAL VENTURES, LLC



By:   /s/ Joshua Silverman
      ----------------------------------
      Name:  Joshua Silverman
      Title: Authorized Signatory


Iroquois Capital LP



By:   /s/ Joshua Silverman
      ----------------------------------
      Name:  Joshua Silverman
      Title: Authorized Signatory

/s/ Scot Cohen
--------------------------------------
Scot Cohen

/s/ Richard K. Abbe
--------------------------------------
Richard K. Abbe

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13G, and all amendments thereto, and that such statement and all amendments thereto, is made on behalf of each of them.

     IN WITNESS WHEREOF, the undersigned hereby executed this agreement on June 15, 2004.



                             VERTICAL VENTURES, LLC



                             By:   /s/ Joshua Silverman
                                   ----------------------------------
                             Name: Joshua Silverman
                             Title: Authorized Signatory


                             Iroquois Capital LP



                             By:   /s/ Joshua Silverman
                                   ----------------------------------
                             Name: Joshua Silverman
                             Title: Authorized Signatory


                             /s/ Scot Cohen
                             --------------------------------------
                             Scot Cohen


                             /s/ Richard K. Abbe
                             --------------------------------------
                             Richard K. Abbe